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                                                                     Exhibit 5.1

                          [LETTERHEAD OF TORYS LLP]


                                                               February 23, 2004



Rogers Wireless Inc.
One Mount Pleasant Road, 6th Floor
Toronto, Ontario
M4Y 2Y5

Dear Sirs/Mesdames:

                  We are acting as Canadian counsel to Rogers Wireless Inc. (the "Company"), a corporation incorporated under the laws of Canada, in connection with the filing by the Company with the Securities and Exchange Commission of a registration statement on Form F-4, of even date herewith, under the Securities Act of 1933, as amended, relating to the proposed issuance of up to US$750,000,000 of 6.375% Exchange Senior (Secured) Notes due 2014 (the "New Notes") to be exchanged for a like amount of the Company's existing 6.375% Senior (Secured) Notes due 2014. The New Notes are to be issued under an Indenture, dated as of February 20, 2004, relating to the New Notes (the "Indenture"), between the Company and JPMorgan Chase Bank, as trustee.

                  We are familiar with the corporate proceedings of the Company to date with respect to the proposed issuance and sale of the New Notes. We have examined originals, or copies certified or otherwise identified to our satisfaction, of such other documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

                  Based on the foregoing, we are of the opinion that:

            (i) all necessary corporate action has been taken by the Company to authorize the execution and delivery of the Indenture; and

            (ii) all necessary corporate action has been taken by the Company to authorize the issuance, execution and delivery of the New Notes.


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                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the use of our name under the captions (i) "Enforceability of Civil Liabilities", (ii) "Description of Notes -- Enforceability of Judgments", (iii) "Income Tax Consequences -- Canadian Federal Income Tax Consequences" and (iv) "Legal Matters" in the prospectus constituting a part of the Registration Statement.

                                                    Yours very truly,

                                                    /s/ TORYS LLP


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